EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-190389 of our report dated March 8, 2018, relating to our audit of the consolidated financial statements of Tandy Leather Factory, Inc. as of December 31, 2017 appearing in this Annual Report on Form 10-K of Tandy Leather Factory, Inc. for the year ended December 31, 2017.

/s/ Weaver and Tidwell, LLP

Fort Worth, Texas
March 8, 2018